EXHIBIT 99.2

American Eagle Outfitters, Inc.
July 2009

Recorded Sales Commentary dated August 6, 2009

Good morning and welcome to the American Eagle Outfitters July 2009 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended August 1, 2009 decreased 8% to $215.0 million, compared to $232.8 million for the four weeks ended August 2, 2008. Comparable store sales decreased 11%, compared to a 7% decrease for the same period last year.

Our July sales performance was in the range of our expectations, and reflected a continuation of recent store traffic patterns. In part, we believe this was due to a later back-to-school calendar and the shift of tax-free events from July into August this year. In addition, we moved our annual denim event and related marketing to this week, which is one week later than last year.

AE men's and women's comps declined in the low double digits. Knit tops continued to be challenging, with the exception of an improvement in graphic tees.

However, we were pleased with a strong customer response to our newly-designed AE denim collection, which posted positive comps in both men's and women's. We are also seeing a positive reaction to certain new trends, and on-going strength in women's dresses and jewelry.

By geographic region, comps were the best in the Northeast and Mid-Atlantic US regions and Canada, where comps declined in the low to mid single-digits. The most challenging regions continue to be the West and Southeast, where comps were negative mid- to high-teen. For AEO direct, July sales increased 17% driven by higher traffic and conversion.

As we approach the heart of the back-to-school season, this week, we updated our floor with a greater amount of newness compared to prior years. Also, we are highlighting AE jeans through powerful in-store marketing, direct mail and e-mail campaigns. Additionally, we are launching a more extensive advertising campaign with high-impact outdoor advertising in key markets such as New York, Los Angeles, Chicago, and Toronto. We are also using mall advertising and social media outreach as critical drivers of brand awareness and store traffic.

Now regarding earnings, we expect second quarter EPS to be $0.16 per share, which includes a tax benefit of approximately $0.02. This guidance excludes the possibility of additional impairments or losses related to investment securities. Our previous second quarter EPS guidance was $0.12 to $0.15.

We will report second quarter earnings on Thursday, August 27th. Management will host a conference call at 9:00 a.m. Eastern Time that morning. To listen to the call, please dial 1-877-407-0789.

Thank you for your continued interest in American Eagle Outfitters.